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                                                                  Exhibit 11.1


COMPUTATION OF EARNINGS PER COMMON SHARE
SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES
(in thousands, except per share data)

                                      Three Months Ended     Nine Months Ended
                                         September 30,          September 30,
                                        1995      1994        1995      1994
                                       ------    ------      ------    ------

PRIMARY:
     Weighted average common
       shares outstanding               6,042      5,715      6,020     5,710
     Weighted average of incre-
       mental shares for common
       stock equivalents under
       the key employee incentive
       stock option plan:
          Outstanding options              89        116         95       127
          Options exercised                16          3         11         6
                                       ------     ------     ------    ------
               Total                    6,147      5,834      6,126     5,843
                                       ======     ======     ======    ======
               Net Income              $2,905     $2,356     $7,957    $6,338
                                       ======     ======     ======    ======
               Per Share Earnings (a)  $  .47     $  .40     $ 1.30    $ 1.08
                                       ======     ======     ======    ======



     a) Fully diluted earnings per share were the same as primary earnings per share for all periods presented.